Exhibit 10.1

COOPERATION AGREEMENT

October 5, 2018

THIS COOPERATION AGREEMENT (this “Agreement”), is made and entered into as of date first set forth above, by and among RAIT Financial Trust, a real estate investment trust formed and existing under the laws of the State of Maryland (the “Company”), Steven D. Lebowitz, Deborah Lebowitz, Paul Lebowitz, Kathryn Lebowitz Silverberg, Lauren Lebowitz Salem, David L. Lebowitz, Andrew S. Lebowitz, Robert Lebowitz, the Lebowitz Family Trust, Lebowitz Family Stock, LLC, Lebowitz RCT, LP and The Steven and Deborah Lebowitz Foundation (each, an “Investor” and together the “Investors”).

RECITALS

WHEREAS, the Investors collectively beneficially own shares of the Company’s 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”) and the other Owned Equity Securities (defined below);

WHEREAS, the number of Series A Preferred Shares that one or more of the Investors constructively owns (within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”)), is an amount approximately equal to 13.75% of the outstanding number of the Series A Preferred Shares (the “Currently Owned Shares”), which amount exceeds the Ownership Limit (as defined in the Amended and Restated Declaration of Trust of the Company, as the same has been amended and supplemented from time to time (the “Declaration of Trust”)) currently applicable to the Series A Preferred Shares;

WHEREAS, the Investors and the Company expect to enter into a letter agreement, a form of which has been provided to each Investor (the “Letter Agreement”), pursuant to which the Company will exempt the Lebowitz Family Trust from the Ownership Limit with respect to the Currently Owned Shares as of the effective date set forth in the Letter Agreement; and

WHEREAS, as an inducement to, and in consideration of, the Company entering into the Letter Agreement, the Company and the Investors seek to regulate, among other things, the Investors’ acquisition, disposition and voting of Series A Preferred Shares and other Equity Securities (defined below).

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the parties agree as follows:

Section 1.Ownership and Acquisition of Equity Securities.

(a)Each Investor represents and warrants that, as of the date hereof, no Investor or any of their respective affiliates or associates (as such terms are defined pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, the “Investor Group”) owned, beneficially or of record, or controlled, any Series A Preferred Shares or other equity securities of the Company (which, as used herein, includes, without limitation, the Company’s common shares of beneficial interest, par value $1.50 per share (the “Common Shares”) and the Company’s other series of preferred shares of beneficial interest, including the Company’s 8.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Shares”) and the Company’s 8.875% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Shares”) (together with the Series A Preferred Shares, the “Preferred Shares”)) and any Derivative Security (as defined in Section 3(c) below)) of the Company (together with the Common Shares and the Preferred Shares, the “Equity Securities”), other than as set forth on Exhibit A hereto (all such owned securities, collectively, the “Owned Equity Securities”).

(b)The Investors and the Company each hereby acknowledges and reaffirms their respective representations, warranties, covenants and other agreements set forth in the Letter Agreement.

(c)The Investors acknowledge and agree that (i) in connection with the acquisition of the Owned Equity Securities or any disposition prior to the date hereof, no Investor was furnished with any materials or information by the Company, or any of its affiliates or representatives or any other person acting on its behalf, other than information available in the Company’s filings and submissions with the Securities and Exchange Commission, (ii) in connection with the acquisition and/or any Transfers (as defined below) of Equity Securities permitted by this Agreement or the Letter Agreement (each a “Future Transaction” and, collectively, the “Future Transactions”), nothing in this Agreement shall obligate the Company to provide and no Investor will be entitled to receive, and no Investor will rely upon, any information, statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company, or any of its affiliates or representatives or any other person acting on its behalf other than is then publicly available, and (iii) each of the Investors are able to fend for themselves with respect to the Owned Equity Securities and any Future Transactions, have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Owned Equity Securities and any Future Transactions and have the ability to bear the economic risks of their respective investments and can afford the complete loss of any investments made in the Owned Equity Securities and in Future Transactions. Investors each acknowledge and agree that the Company may, now or in the future (including at the time of any Future Transaction and the execution and delivery of the Letter Agreement and any amendment thereto) be in possession of material non-public information not made available to any Investor, and each Investor irrevocably disclaims any right to such information.

(d)The Investors acknowledge and agree that from and after the date hereof until the later of (A) the expiration of the Restricted Period (as defined below) and (B) such time as the aggregate holdings of Series A Preferred Shares held by the Investor Group does not exceed 9.8% of all outstanding Series A Preferred Shares, except as provided below, no Investor may acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any Equity Securities, or any direct or indirect right to acquire any Equity Securities; provided, however, that the foregoing provision shall not apply to (i) Newly Acquired Common Shares (as defined below), including without limitation, any Common Shares acquired in any tender or exchange transaction by the Company for any Preferred Shares in an amount not to exceed the Ownership Limit applicable to Common Shares (as defined in the Declaration of Trust), (ii) 192,023 of any combination of Series B Preferred Shares or Series C Preferred Shares (provided that the number of Series C Preferred Shares acquired may not exceed 172,286 shares), and (iii) Series B Preferred Shares and Series C Preferred Shares, but only in an amount not to exceed the Series A Preferred Shares, if any, that are disposed of by any Investor on or after the date of this Agreement, such that the number of Preferred Shares owned in the aggregate by Investor Group does not exceed 192,023 plus the number of Preferred Shares reflected on Exhibit A (and provided that the number of Series C Preferred Shares acquired may not exceed 172,286 shares).

Section 2.Disposition of Equity Securities.

(a)Subject to the remainder of this Section 2, from the date hereof until the earlier of (i) the fourth day following the 2019 Annual Meeting of Shareholders of the Company and (ii) September 30, 2019 (the “Restricted Period”), no Investor shall, and Investors shall cause each member of the Investor Group not to, without the prior written consent of the Company:

(1)Transfer on any trading day any Owned Equity Securities, any Preferred Shares acquired on or after the date hereof, or any Common Shares acquired by any Investor and/or any member of the Investor Group (the “Newly Acquired Common Shares”), including without limitation, any Common Shares acquired in any tender or exchange transaction by the Company for any Preferred Shares, in an amount in excess of 25% of the 30-day average daily trading volume of such series of Preferred Shares or Common Shares, calculated as of the immediately preceding trading day,

(2)Transfer any Owned Equity Securities, any Preferred Shares acquired on or after the date hereof or any Newly Acquired Common Shares to any affiliate or associate of any member of the Investor Group that does not, prior to such Transfer, agree with the Company in writing to be bound by the provisions of this Agreement binding on the Investor Group,

(3)Transfer any Owned Equity Securities, any Preferred Shares acquired on or after the date hereof or any Newly Acquired Common Shares to any person that would knowingly result in such person, together with its affiliates and associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 3% of the

Common Shares or any series of Preferred Shares outstanding at such time as applicable.

(b)In addition to the limitation set forth in Section 2(a)(1) above, any Transfer of Equity Securities must be (i) made in accordance with the volume limitations set forth in clause (e) of Rule 144 of the Securities Act of 1933 or (ii) a marketed block trade to an unaffiliated third party.

(c)As used herein, “Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.  Notwithstanding the foregoing, Investors shall be permitted to pledge any Owned Securities as collateral for a loan, provided that (i) any such Investor has the means to satisfy repayment of such loan from assets apart from the Owned Securities, (ii) the terms of such pledge will provide an opportunity for such Investor to meet a repayment requirement out of assets apart from the Owned Securities, and (iii) if a Transfer of Owned Securities is required to satisfy repayment of a loan, such Transfer must be made in accordance with the terms set forth in this Agreement.

Section 3.Standstill.

(a)During the Restricted Period, no Investor shall, and each Investor shall cause the Investor Group and any person acting on behalf of or in concert with the Investor Group to not, directly or indirectly, without the prior written consent of the Company:

(1)enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, tender offer, transaction involving a material amount of the Company’s assets or other extraordinary transaction involving the Company or any of its subsidiaries,

(2)initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” or “consent solicitation” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any Preferred Shares, Common Shares (including, without limitation, any Newly Acquired Common Shares) or other Equity Securities (including, for the avoidance of doubt, indirectly by means of communication with the press or the media),

(3)nominate or recommend for nomination a person for election at any shareholder meeting at which trustees of the Company’s board of trustees (the “Board”) are to be elected,

(4)submit any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company,

(5)form, join  or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange  Act) with respect to any Preferred

Shares, Common Shares (including, without limitation, any Newly Acquired Common Shares) or other Equity Securities,

(6)call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company,

(7)otherwise act, alone or in concert with others, to seek to control or influence the management, policies, business or corporate structure of the Company,

(8)demand a copy of the Company’s list of shareholders or its other books and records pursuant to any statutory right, whether under the laws of the State of Maryland or any other jurisdiction,

(9)commence, encourage or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or trustees in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement (provided that, for the avoidance of doubt, this clause shall not prevent any Investor from bringing an action to enforce the provisions of this Agreement),

(10)disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or

(11)advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with any of the foregoing.

(b)During the Restricted Period, no Investor shall (and each Investor shall cause the Investor Group to not), directly or indirectly, without the prior written consent of the Company, (i) make any request directly or indirectly, to amend or waive any provision of this Section 3 (including this sentence), (ii) take any action challenging the validity or enforceability of any provision of this Section 3 (including this sentence) or make any public disclosure in respect thereof or (iii) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 3 with the Company.

(c)As used herein, the term “Derivative Security” means (i) any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating the Company or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Common Shares or Preferred Shares of the Company or any security convertible into, or exchangeable for, any Common Shares or Preferred Shares of the Company or (ii) any obligations measured by the price or value of any Common Shares or any Preferred Shares of the Company, in the case of each of the foregoing clauses (i) and (ii), whether any of the foregoing is exercisable immediately, only after the passage of time or upon the satisfaction of one or more conditions.

Section 4.Voting.

(a)During the Restricted Period, each Investor shall cause all Equity Securities owned, beneficially or of record, by Investor and/or the Investor Group to be present for quorum purposes and to be voted in accordance with the recommendation of a majority of the Board with respect to any matter at any meeting of shareholders of the Company (whether they be holders of Common Shares, holders of one or more series of Preferred Shares or any combination thereof) for which proxies are solicited during the Restricted Period. With respect to any matter on which the consent of any Investor and/or a member of the Investor Group is solicited by reason of such member’s holding of Equity Securities during the Restricted Period, Investors shall, and shall cause such member of the Investor Group to, provide its consent as a holder of such Equity Securities to such matter as recommended by a majority of the Board.

(b)If and when requested by the Company, each Investor shall, and shall cause any member of the Investor Group to, promptly execute and deliver to the Company an irrevocable proxy, in customary form, to vote or to give consent with respect to all of the Equity Securities as to which Investors (or such member of the Investor Group) is entitled to vote, in the manner and with respect to the matters set forth in this Section 4. Such proxy shall terminate upon the expiration of the Restricted Period.

Section 5.REIT Status. Notwithstanding Section 2, in any calendar year, promptly following written notice from the Company, any Investor shall, and shall cause the Investor Group to, Transfer any Equity Securities owned, beneficially or of record, by the Investor Group as necessary in order for the Company to continue to qualify as a real estate investment trust under the Code; provided, however, that (a) prior to such Investor becoming obligated to effect such a Transfer, the Company and each Investor shall in good faith consult with each other in order to determine whether the Company may continue to qualify as a real estate investment trust under the Code without such a Transfer having to be effected and (b) neither the Company nor the Board has granted an exemption (i) from the Ownership Limit with respect to the acquisition of Common Shares or Preferred Shares to any person other than a member of the Investor Group (or the Excluded Holder (as defined in the Declaration of Trust), to the extent set forth in the Declaration of Trust) that is, at the time the Company provides such written notice, then in effect and (ii) that does not require such person to Transfer securities as necessary in order for the Company to continue to qualify as a real estate investment trust under the Code.

Section 6.Miscellaneous.

(a)Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts of Maryland solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

(b)Company Expenses.  The Lebowitz Family Trust, or any member of the Investor Group, agrees to pay all reasonable legal expenses of the Company in connection with the waiver granted by the Letter Agreement and the Company’s entry into this Agreement.  The requirement to pay these expenses shall not exceed $7,500.00.

(c)Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

(d)Entire Agreement. This Agreement, together with the Letter Agreement, contains the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

(e)Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by each of the parties hereto. Notwithstanding the foregoing, the Investors each hereby acknowledge and agree that the Company shall have the right during the ten business days immediately following each three month period following the date hereof to request a report (the “Investor Holdings Report”) of the Equity Securities held by Investor Group that are the subject of a Letter Agreement, and such parties shall use best efforts to provide the Company with such a report within a reasonable amount of time.  If the aggregate holdings of Investor Group with respect to such Equity Securities is less than the Increased Ownership Limit set forth in the Letter Agreement (or otherwise in effect pursuant to the terms hereof), then the Company, in its discretion, may amend the Letter Agreement by written notice to the Investor Group sent within ten business days of receipt of the Investor Holding Report to reset the Increased Ownership Limit to the then-current level of holdings of such Equity Securities, so that no member of the Investor Group may thereafter acquire any additional shares of such Equity Securities in excess of the reset Increased Ownership Limit then in effect.

(f)Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other governmental authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

(g)Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without the prior written consent of the other party.

(h)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and on any affiliated assignee or transferee of the Equity Securities owned beneficially or of record by any Investor.

(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(j)Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party. No third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

(k)Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

(l)Specific Performance. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or Investors, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

(m)Notices.  All notices or reports permitted or required under this Agreement shall be in writing and shall be considered delivered (a) if given by electronic mail, at the time the email is transmitted to the following email address (b) if given by mail, three (3) business days after being mailed by registered or certified mail, postage prepaid, to the following addresses, or (c) if given by any other means (including but not limited to overnight delivery), when delivered at the following addresses:

Company:

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Attention:  Jamie Reyle

Email: jreyle@rait.com

Investor Group:

Watch Hill Capital, LLC

1333 Second Street, Suite 650

Santa Monica, CA  90401

Attention.:  Steven D. Lebowitz

E-mail:  steve@watchhillcapllc.com

Facsimile: (310) 566-0680

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RAIT Financial Trust

By:/s/ Jamie Reyle

Name: John J. Reyle

Title: Chief Executive Officer, President and General Counsel

Lebowitz Family Trust By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Manager/Trustee	Lebowitz Family Stock, LLC By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Manager
Lebowitz RCT, LP By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Partner	The Steven and Deborah Lebowitz Foundation By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Trustee
/s/ Steven D. Lebowitz Steven D. Lebowitz	/s/ Deborah Lebowitz Deborah Lebowitz
/s/ Kathryn Lebowitz Silverberg Kathryn Lebowitz Silverberg	/s/ Lauren Lebowitz Salem Lauren Lebowitz Salem
/s/ David L. Lebowitz David L. Lebowitz	/s/ Andrew S. Lebowitz Andrew S. Lebowitz
/s/ Robert Lebowitz Robert Lebowitz

[Signature Page to Cooperation Agreement]

Exhibit A

Steve & Deborah Lebowitz
RAIT Series A Pref. Shares Held
As of 9/25/18

Shareholder	9/25/2018

Lebowitz Family Trust	677,401
Deborah Lebowitz	6,000
Lebowitz Family Stock, LLC - a	40,000
Lebowitz RCT, LP	4,520
Kathryn Lebowitz Silverberg	7,000
Lauren Lebowitz Salem	8,500
David L. Lebowitz	3,000
Andrew S. Lebowitz	10,500
Robert Lebowitz	3,500
The Steven and Deborah Lebowitz Foundation	27,000

Total	787,421

Total RAIT Series A Pref. Shares OS - b	5,727,500

Total % of shares held	13.75%